Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated August 13, 2020, with respect to the consolidated financial statements and financial statement schedule II, and the effectiveness of internal control over financial reporting of MSG Networks Inc., which reports are incorporated by reference in the Form 8-K of Madison Square Garden Entertainment Corp. dated July 9, 2021.

/s/ KPMG LLP

New York, New York

July 9, 2021